Exhibit 10.2
EXTERRAN HOLDINGS, INC.
AWARD NOTICE
TIME-VESTED NON-QUALIFIED STOCK OPTION
Exterran Holdings, Inc. (the “Company”) has granted to you (the “Participant”) a Non-Qualified Stock Option to purchase shares of Common Stock of the Company under the Amended and Restated Exterran Holdings, Inc. 2007 Stock Incentive Plan (as amended, the “Plan”). All capitalized terms not explicitly defined in this Award Notice but defined in the Plan shall have the same meaning ascribed to them in the Plan.
The material terms of your Award are as follows:
     1. Award. You have been granted a Non-Qualified Stock Option (the “Award” or “Option”) to purchase shares of Common Stock of the Company in the number and at the exercise price (the “Exercise Price”) provided above as the “Grant Price.”
     2. Grant Date. The grant date of this Award is the “Issue Date” provided above.
     3. Vesting. Your Award is subject to a vesting schedule. A portion of your Award will automatically vest and become exercisable on each of the dates indicated in the vesting schedule above (each a “Vesting Date”). However, except as set forth in Sections 5 and 6 below, you must be employed by the Company or one of its Affiliates at all times from the Grant Date up to and including the applicable Vesting Date for that portion of the Award to vest. Contact Exterran’s Stock Plan Administrator at (281) 836-7000 with any questions concerning the vesting of your Award.
     4. Term. The Award will continue in effect until the date that is 7 years from the Issue Date (the “Expiry Date”), subject to earlier termination in accordance with Section 5 of this Award Notice or the Plan. If not exercised prior to the Expiry Date, the Award will be forfeited.
     5. Termination of Employment. Your Award will either vest or be forfeited upon your termination, depending on the reason for termination:
     (a) Termination as a Result of Death, Disability, or Retirement. The unvested portion of your Award will immediately vest in full and become exercisable, and you (or your legal representative) will be entitled to exercise the vested portion of your Award at any time prior to the Expiry Date or the expiration of 2 years after the date of your termination, whichever is the shorter period.
     (b) Termination for Cause. Following a termination of employment for Cause, the outstanding unexercised portion of your Award (whether vested or unvested) will be automatically forfeited on the date of your termination.
     (c) All Other Terminations. You will be entitled to exercise the vested portion of your Award at any time prior to the Expiry Date or the expiration of three (3) months after the date of your termination, whichever is the shorter period. The unvested portion of your Award will be automatically forfeited on the date of your termination.
     6. Corporate Change. In the event a Corporate Change occurs, notwithstanding anything to the contrary in this Award Notice, this section will govern the vesting of your Award on and after the date the Corporate Change is consummated.
If a Corporate Change is consummated prior to the final Vesting Date of your Award, then:

     (a) the portion of your Award that would have vested on the Vesting Date immediately following the date the Corporate Change is consummated will automatically vest as of the date the Corporate Change is consummated; and
     (b) the remaining unvested portion of your Award, if any, will continue to be subject to the original vesting schedule and Vesting Dates;
provided, however, that if your employment with the Company or an Affiliate is terminated on or after the date a Corporate Change is consummated (i) by the Company without Cause, (ii) by you for Good Reason (as defined below) or (iii) as a result of your death or Disability, then the unvested portion of your Award as of such termination date will automatically vest in full and all restrictions applicable to your Award will cease as of the date of your termination of employment. If your employment is terminated by the Company with Cause or by you without Good Reason on or after the date the Corporate Change is consummated, then the unvested portion of your Award will be automatically forfeited on the date of your termination.
For purposes of this Award Notice, unless otherwise provided in a written agreement between the Company and you, “Good Reason” means the occurrence of any of the following without your express written consent:
     (i) A reduction of 10% or more of your base salary;
     (ii) Your being required to be based at any other office or location of employment more than 50 miles from your primary office or location of employment immediately prior to the Corporate Change; or
     (iii) The willful failure by the Company to pay you your compensation when due;
provided, however, unless otherwise provided in a written agreement between the Company and you, that Good Reason does not exist with respect to a matter unless you give the Company a notice of termination due to such matter within 20 days of the date such matter first exists. If you fail to give a notice of termination timely, you shall be deemed to have waived all rights you may have under this Award Notice with respect to such matter. The Company will have 30 days from the date of your notice of termination to cure the matter. If the Company cures the matter, your notice of termination shall be deemed rescinded. If the Company fails to cure the matter timely, your employment shall be deemed to have been terminated by the Company for Good Reason at the end of the 30-day cure period.
     7. Exercise of Award. The exercise of your Option must be accompanied by full payment of the Exercise Price for the shares of Common Stock being acquired by: (i) cash, (ii) a check acceptable to the Company, (iii) the delivery of a number of already-owned shares of Common Stock having a Fair Market Value equal to such Option price (provided you have owned such shares of Common Stock for more than six months), (iv) a “cashless broker exercise” of the Option through any procedures established or approved by the Compensation Committee with respect thereto, or (v) any combination of the foregoing approved by the Compensation Committee. No shares of Common Stock will be issued until the Exercise Price has been paid.
     8. Stockholder Rights. You will have no rights as a stockholder with respect to any shares of Common Stock issuable upon exercise of the Option until you become the holder of record of such shares of Common Stock.
     9. Non–Transferability. You cannot sell, transfer, pledge, exchange or otherwise dispose of your Option except in accordance with the Plan.
     10. No Right to Continued Employment. Nothing in this Award Notice guarantees your continued employment with the Company or its Affiliates or interferes in any way with the right of the

Company or its Affiliates to terminate your employment at any time.
     11. Data Privacy. You consent to the collection, use, processing and transfer of your personal data as described in this paragraph. You understand that the Company and/or its Affiliates hold certain personal information about you (including your name, address and telephone number, date of birth, social security number, social insurance number, etc.) for the purpose of administering the Plan (“Data”). You also understand that the Company and/or its Affiliates will transfer this Data amongst themselves as necessary for the purpose of implementing, administering and managing your participation in the Plan, and that the Company and/or its Affiliates may also transfer this Data to any third parties assisting the Company in the implementation, administration and management of the Plan. You authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for these purposes. You also understand that you may, at any time, review the Data, require any necessary changes to the Data or withdraw your consent in writing by contacting the Company. You further understand that withdrawing your consent may affect your ability to participate in the Plan.
     12. Withholding. Your Award is subject to applicable income, employment and/or social insurance or social security withholding obligations, and the Company and its Affiliates may, in their sole discretion, withhold a sufficient number of shares of Common Stock that are otherwise issuable to you under this Award in order to satisfy any such withholding obligations. If necessary, the Company also reserves the right to withhold from your regular earnings an amount sufficient to meet the withholding obligations.
     13. Plan Governs. This Award Notice is subject to the terms of the Plan, a copy of which is available on the website of Exterran’s current third party stock plan account manager at www.solium.com or which will be provided to you upon written request addressed to Exterran Holdings, Inc., Stock Plan Administration, 16666 Northchase Drive, Houston, TX 77060. All the terms and conditions of the Plan, as may be amended from time to time, and any rules, guidelines and procedures which may from time to time be established pursuant to the Plan, are hereby incorporated into this Award Notice. In the event of a discrepancy between this Award Notice and the Plan, the Plan shall govern.
     14. Participant Acceptance. If you do not accept the Award or the terms of the Award, you must notify the Company in writing at the address provided above within 30 days of delivery of this Award Notice. Otherwise, the Company will deem the Award and the terms of the Award to be accepted by you.
     15. Modifications. The Company may make any change to this Notice that is not adverse to your rights under this Notice or the Plan.
     16. Exhibit A. Non-Solicitation/Confidentiality Agreement – This Award is subject to the attached Exhibit A which is incorporated herein as if fully set forth herein.

EXHIBIT A
Non-Solicitation/Confidentiality Agreement
The greatest assets of Exterran Holdings, Inc. and its affiliates and subsidiaries (“Exterran”) are its employees, directors, customers, and confidential information. In recognition of the increased risk of unfairly losing any of these assets to its competitors, Exterran has adopted this Exhibit A as its policy, which you accept and agree to by accepting the Award.
In connection with your acceptance of the Award under the Plan, and in exchange for the consideration provided thereunder, you agree that you will not, during your employment with, or service to Exterran, and for one year thereafter, directly or indirectly, for any reason, for your own account or on behalf of or together with any other person, entity or organization (a) call on or otherwise solicit any natural person who is employed by Exterran in any capacity with the purpose or intent of attracting that person from the employ of Exterran, or (b) divert or attempt to divert from Exterran any business relating to the provision of natural gas compression equipment and service or oil and natural gas production and processing equipment and related services without, in either case, the prior written consent of Exterran. As further consideration for the grant of the Award, you agree that you will not at any time, either while employed by, or in service to Exterran, or at any time thereafter, make any independent use of, or disclose to any other person (except as authorized by Exterran) any confidential, nonpublic and/or proprietary information of Exterran, including, without limitation, information derived from reports, work in progress, codes, marketing and sales programs, customer lists, records of customer service requirements, cost summaries, pricing formulae, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of Exterran.
If any court determines that any provision of this agreement, or any part thereof, is invalid or unenforceable, the remainder of this agreement shall not be affected and shall be given full effect, without regard to the invalid portions and the court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.
You hereby acknowledge that the Award being granted to you under the Plan is an extraordinary item of compensation and is not part of, nor in lieu of, your ordinary wages for services you may render to Exterran.
You understand that this agreement is independent of and does not affect the enforceability of any other restrictive covenants by which you have agreed to be bound in any other agreement with Exterran.

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